THE FIRST TRUST COMBINED SERIES 289

                         TRUST AGREEMENT

                      Dated:  June 25, 2009


     This Trust Agreement among First Trust Portfolios L.P., as Depositor, The Bank of New York Mellon, as Trustee, First Trust Advisors L.P., as Evaluator, First Trust Advisors L.P., as Portfolio Supervisor, and FTP Services LLC, as FTPS Unit
Servicing Agent sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust for The First Trust Combined Series 283 and subsequent Series, effective February 19, 2009" (herein called the "Standard Terms and Conditions of Trust"), and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                        WITNESSETH THAT:

     In   consideration  of  the  premises  and  of  the   mutual
agreements herein contained, the Depositor, the Trustee, the Evaluator, the Portfolio Supervisor and FTPS Unit Servicing Agent agree as follows:

                             PART I

             STANDARD TERMS AND CONDITIONS OF TRUST

     Subject to the Provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                             PART II

              SPECIAL TERMS AND CONDITIONS OF TRUST

     The following special terms and conditions are hereby agreed to:

     A.    The  Securities defined in Section 1.01(5)  listed  in
Schedule  A hereto have been deposited in trust under this  Trust
Agreement.

     B. The fractional undivided interest in and ownership of the Trust Fund represented by each Unit for a Trust on the Initial Date of Deposit is the amount set forth under the caption "Fractional Undivided Interest in the Trust per Unit" in the section entitled "Summary of Essential Information" in the Prospectus.

     C. The number of units in a Trust on the Initial Date of Deposit referred to in Section 2.03 is set forth under the caption "Initial Number of Units" in the section entitled
"Summary of Essential Information" in the Prospectus.

     D. The approximate amount, if any, which the Trustee shall be required to advance out of its own funds and cause to be paid to the Depositor pursuant to the second sentence of Section 3.05 shall be the amount per Unit for each Trust that the Trustee agreed to reduce its fee or pay Trust Fund expenses set forth in the footnotes to the "Fee Table" for each Trust in the Prospectus times the number of units for such Trust referred to in Part II
H. of this Trust Agreement.

     E. For each Trust the First General Record Date and the amount of the second distribution of funds from the Interest Account shall be the record date for the Interest Account and the amount set forth under "Summary of Essential Information" in the Prospectus.

     F.    For each Trust the "First Settlement Date" is the date
set   forth   under   "Summary  of  Essential   Information-First
Settlement Date" for such Trust in the Prospectus.

     G. First Trust Advisors L.P.'s compensation as referred to in Section 4.03 of the Standard Terms and Conditions of Trust and FTP Services LLC's compensation as referred to in Section 3.15 of the Standard Terms and Conditions of Trust shall collectively be an annual fee in the amount of $.81 Per Unit, payable to such of First Trust Advisors L.P. and/or FTP Services LLC as they, or either of them, shall from time to time direct by written notice to the Trustee.

     H.   The  Trustee's  compensation  as referred to in Section
6.04 of the Standard Terms and Conditions of Trust shall be an annual fee in the amount of $.98 per Unit for Trusts with monthly distribution plans, calculated based on the largest number of Units outstanding during the calendar year except during the initial offering period as determined in Section 4.01 of this Indenture, in which case the fee is calculated based on the largest number of Units outstanding during the period for which the compensation is paid (such annual fee to be pro rated for any calendar year in which the Trustee provides service during less than the whole of such year). However, in no event, except as may otherwise be provided in the Standard Terms and Conditions of Trust, shall the Trustee receive compensation in any one year from any Trust of less than $2,000 for such annual compensation.

      I.   The Initial Date of Deposit for the Trust is June  25,
2009.


     IN WITNESS WHEREOF, First Trust Portfolios L.P., The Bank of New York Mellon, First Trust Advisors L.P. and FTP Services LLC have each caused this Trust Agreement to be executed and the respective corporate seal to be hereto affixed and attested (if applicable) by authorized officers; all as of the day, month and year first above written.

                              FIRST TRUST PORTFOLIOS L.P.,
                              Depositor


                              By   Jason T. Henry
                                   Senior Vice President


                             THE BANK OF NEW YORK MELLON,
                              Trustee


                              By   Rosalia A. Koopman
                                   Managing Director
Attest:

Joan A. Currie
Vice President

                              FIRST TRUST ADVISORS L.P.,
                               Evaluator


                              By   Jason T. Henry
                                   Senior Vice President


                             FIRST TRUST ADVISORS L.P.,
                              Portfolio Supervisor


                              By   Jason T. Henry
                                   Senior Vice President


                             FTP SERVICES LLC


                              By   Jason T. Henry
                                   Senior Vice President




                  SCHEDULE A TO TRUST AGREEMENT

                 SECURITIES INITIALLY DEPOSITED

                               IN

               THE FIRST TRUST COMBINED SERIES 289




(Note: Incorporated herein and made a part hereof is the "Portfolio" as set forth for each Trust in the Prospectus.)